Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Sciele Pharma, Inc. (formerly known as First Horizon Pharmaceutical Corporation) (the “Company”) Nos. 333-129712, 333-117943, 333-108451, 333-89624, 333-40856 and 333-39106 on Form S-8 and in Amendment No. 1 to Registration Statement No. 333-132077 on Form S-4 of our report dated March 11, 2005, relating to the consolidated statements of operations, stockholders’ equity, and cash flows of the Company for the year ended December 31, 2004 and the consolidated financial statement schedule of the Company as of and for the year ended December 31, 2004, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement No. 333-132077 on Form S-4.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 27, 2007